Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS THIRD QUARTER RESULTS AND UPDATES 2014 GUIDANCE

Company Achieves Q3 Total Revenue Growth of 13.5%, YTD Operating Cash Flow Growth of 24.1%, and CEB Segment Contract Value Growth of 12.3%

ARLINGTON, Va. – October 28, 2014 – The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: CEB) today announced financial results for the third quarter and nine months ended September 30, 2014. Revenue increased 13.5% to $229.0 million in the third quarter of 2014 from $201.7 million in the third quarter of 2013. Net income in the third quarter of 2014 was $21.4 million, or $0.63 per diluted share, compared to a $5.4 million loss, or ($0.16) per diluted share, in the same period of 2013. Included in net income for the third quarter of 2014 were $6.0 million net non-operating foreign currency gains. Included in the net loss for the third quarter of 2013 was a $22.6 million goodwill impairment loss for Personnel Decision Research Institutes, Inc. (“PDRI”), $6.7 million of pre-tax debt extinguishment costs associated with the refinancing of the Company’s senior secured credit facilities in August 2013, and $2.6 million of net non-operating foreign currency losses. Adjusted net income was $35.8 million and Non-GAAP diluted earnings per share were $1.05 in the third quarter of 2014 compared to $29.1 million and $0.86 in the same period of 2013, respectively.

In the first nine months of 2014, revenue was $668.9 million, a 12.1% increase from $596.6 million in the first nine months of 2013. Net income in the first nine months of 2014 was $22.6 million, or $0.66 per diluted share, compared to $19.4 million, or $0.57 per diluted share, in the same period of 2013. Included in net income for the first nine months of 2014 was a $39.7 million pre-tax impairment loss associated with nondeductible intangible assets and goodwill of PDRI, a $6.6 million pre-tax gain related to a cost method investment, and $2.8 million of net non-operating foreign currency gains. Included in the net loss for the first nine months of 2013 were the PDRI goodwill impairment loss and debt extinguishment costs described above and $2.6 million of net non-operating foreign currency losses. Adjusted net income was $79.7 million and Non-GAAP diluted earnings per share were $2.33 in the first nine months of 2014 compared to $76.6 million and $2.26 in the same period of 2013, respectively.

“During the third quarter we saw solid performance in all of our markets and businesses,” said Tom Monahan, Chairman and CEO. “Our current momentum sustains our revenue outlook, and we are raising our profit expectations for the year. With leverage now in our target range, we also continued to ramp into a programmatic approach to stock repurchase to complement our healthy dividend. Most importantly, our teams are well-positioned to drive strong outcomes as we enter our vital fourth-quarter selling season.”

OUTLOOK FOR 2014

The Company updates its 2014 annual guidance as follows: Adjusted revenue of $915 to $925 million, revenue of $909 to $919 million, capital expenditures of approximately $35 million, Non-GAAP diluted earnings per share of $3.25 to $3.45, an Adjusted EBITDA margin between 24.75% and 25.25%, acquisition related costs of $3 million and depreciation and amortization expense of $69 to $71 million. Adjusted revenue refers to revenue before the impact of the reduction of the revenue of SHL Talent Measurement™ and KnowledgeAdvisors recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition dates to fair value. The estimated reduction in 2014 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $6 million.

SEGMENT HIGHLIGHTS

The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. In addition, the CEB segment includes the previously disclosed acquisitions in February 2014 of Talent Neuron, a provider of market intelligence technology tools based on large-scale data analytics, and KnowledgeAdvisors, a provider of analytics solutions for talent development professionals. The 2014 financial results only include the results of operations of Talent Neuron and KnowledgeAdvisors from their respective dates of acquisition. The SHL Talent Measurement segment includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility, as well as professional services that support those solutions. PDRI, a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment and performance management tools and services primarily to various agencies of the US government and also to commercial enterprises.

CEB Segment

Revenue increased in the third quarter of 2014 to $179.1 million from $158.7 million in the same period of 2013. Adjusted revenue increased 13.5% in the third quarter of 2014 to $180.1 million from $158.7 million in the same period of 2013. Adjusted EBITDA in the third quarter of 2014 was $56.3 million compared to $45.0 million in the same period of 2013. Adjusted EBITDA margin in the third quarter of 2014 was 31.3% of segment Adjusted revenue compared to 28.4% in the third quarter of 2013.

Revenue increased in the first nine months of 2014 to $515.2 million from $463.7 million in the same period of 2013. Adjusted revenue increased 11.7% in the first nine months of 2014 to $518.1 million from $463.7 million in the same period of 2013. Adjusted EBITDA in the first nine months of 2014 was $136.3 million compared to $124.9 million in the same period of 2013. Adjusted EBITDA margin in the first nine months of 2014 was 26.3% of segment Adjusted revenue compared to 26.9% in the first nine months of 2013.

Contract Value at September 30, 2014 increased 12.3% to $646.7 million compared to $575.9 million at September 30, 2013. Wallet retention rate at September 30, 2014 was 99% compared to 98% at September 30, 2013. Contract Value per member institution increased 1.6% at September 30, 2014 to $94,267 from $92,792 at September 30, 2013.

SHL Talent Measurement Segment

Revenue increased in the third quarter of 2014 to $49.9 million from $43.0 million in the same period of 2013. Adjusted revenue increased 13.9% in the third quarter of 2014 to $50.6 million from $44.4 million in the same period of 2013. Adjusted EBITDA in the third quarter of 2014 was $10.2 million compared to $5.1 million in the same period of 2013. Adjusted EBITDA margin in the third quarter of 2014 was 20.1% of segment Adjusted revenue compared to 11.5% in the third quarter of 2013.

Revenue increased in the first nine months of 2014 to $153.7 million from $133.0 million in the same period of 2013. Adjusted revenue increased 9.9% in the first nine months of 2014 to $155.7 million from $141.8 million in the same period of 2013. Adjusted EBITDA in the first nine months of 2014 was $25.3 million compared to $23.5 million in the same period of 2013. Adjusted EBITDA margin in the first nine months of 2014 was 16.2% of segment Adjusted revenue compared to 16.6% in the first nine months of 2013.

Wallet retention rate at September 30, 2014 was 106% compared to 97% at September 30, 2013. Unlike CEB members, a majority of SHL Talent Measurement customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the segment.

SHARE REPURCHASE

In the third quarter of 2014, the Company repurchased approximately 176,000 shares of its common stock at a total cost of $11.5 million. These purchases were made pursuant to the Company’s existing stock repurchase authorization which expires on December 31, 2014. Repurchases may be made through open market purchases or privately negotiated transactions. The timing of repurchases and the exact number of shares of common stock to be repurchased will be determined by CEB’s management, in its discretion, and will depend upon market conditions and other factors. The purchases will be funded using the Company’s cash on hand and cash generated from operations.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Non-GAAP diluted earnings per share, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The term “Adjusted revenue” refers to revenue before the impact of the reduction of SHL and KnowledgeAdvisors revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the acquisition date to fair value (the “deferred revenue fair value adjustment”).

The term “Adjusted EBITDA” refers to net income (loss) before loss from discontinued operations, net of provision for income taxes; provision for income taxes; interest expense, net; gain on cost method investment; depreciation and amortization; the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; debt extinguishment costs; share-based compensation; costs associated with exit activities; restructuring costs; and gain on acquisition.

The term “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

The term “Adjusted net income” refers to net income (loss) before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; gain on cost method investment; share-based compensation; debt extinguishment costs; amortization of acquisition related intangibles; costs associated with exit activities; restructuring costs; and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted earnings (loss) per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of the impact of the deferred revenue fair value adjustment; acquisition related costs; impairment loss; gain on cost method investment; share-based compensation; debt extinguishment costs; amortization of acquisition related intangibles; costs associated with exit activities; restructuring costs; and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•	Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred transaction and certain other operating expenses in connection with our acquisitions which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•	Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•	Impairment loss, gain on cost method investment, and debt extinguishment costs: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our updated 2014 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the US Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL Talent Measurement tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy, and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2013 Annual Report on Form 10-K filed on March 3, 2014. The forward-looking statements in this press release are made as of October 28, 2014, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB, the leading member-based advisory company, equips more than 10,000 organizations around the globe with insights, tools and actionable solutions to transform enterprise performance. By combining advanced research and analytics with best practices from member companies, CEB helps leaders realize outsized returns by more effectively managing talent, information, customers and risk. Member companies include nearly 90% of the Fortune 500, more than 75% of the Dow Jones Asian Titans, and 85% of the FTSE 100. More at www.cebglobal.com.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended September 30,		Selected Percentage Changes	Nine Months Ended September 30,
		2014	2013		2014	2013

Financial Highlights:
(In thousands, except per share data)

Revenue	13.5%	$229,008	$201,735	12.1%	$668,872	$596,617
Adjusted revenue	13.6%	$230,711	$203,102	11.3%	$673,809	$605,443
Net income (loss)		$21,382	$(5,383)	16.6%	$22,617	$19,393
Adjusted net income	23.0%	$35,833	$29,139	4.0%	$79,685	$76,587
Adjusted EBITDA	32.6%	$66,508	$50,139	8.9%	$161,579	$148,362
Adjusted EBITDA margin		28.8%	24.7%		24.0%	24.5%
Diluted earnings (loss) per share		$0.63	$(0.16)	15.8%	$0.66	$0.57
Non-GAAP diluted earnings per share	22.1%	$1.05	$0.86	3.1%	$2.33	$2.26

Other Operating Statistics:
CEB segment Contract Value (in thousands) (1)				12.3%	$646,685	$575,878
CEB segment Member institutions (2)				10.5%	6,847	6,197
CEB segment Contract Value per member institution (2)				1.6%	$94,267	$92,792
CEB segment Wallet retention rate (3)					99%	98%
SHL Talent Measurement segment Wallet retention rate (4)					106%	97%

(1)	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.
(2)	We define “CEB segment Member institutions,” at the end of the quarter, as member institutions with Contract Value in excess of $10,000. The same definition is applied to “CEB segment Contract Value per member institution.”
(3)	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
(4)	We define “SHL Talent Measurement segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

THE CORPORATE EXECUTIVE BOARD COMPANY

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue (1)	$229,008	$201,735	$668,872	$596,617
Costs and expenses:
Cost of services	80,019	72,387	243,240	219,175
Member relations and marketing	68,178	60,481	203,107	174,377
General and administrative	25,700	21,213	81,090	71,683
Acquisition related costs (2)	407	4,022	2,852	7,044
Impairment loss	—	22,600	39,700	22,600
Depreciation and amortization	16,655	15,287	51,586	44,776

Total costs and expenses	190,959	195,990	621,575	539,655

Operating profit	38,049	5,745	47,297	56,692
Other income (expense), net
Interest income and other (3)	5,934	(2,093)	3,846	(797)
Interest expense	(4,561)	(4,956)	(13,872)	(17,596)
Gain on cost method investment	—	—	6,585	—
Debt extinguishment costs	—	(6,691)	—	(6,691)

Other income (expense), net	1,373	(13,740)	(3,441)	(25,084)

Income (loss) before provision for income taxes	39,422	(7,995)	43,856	31,878
Provision for income taxes	18,040	(2,612)	21,239	12,485

Net income (loss)	$21,382	$(5,383)	$22,617	$19,393

Basic earnings (loss) per share	$0.63	$(0.16)	$0.67	$0.58
Diluted earnings (loss) per share	$0.63	$(0.16)	$0.66	$0.57

Weighted average shares outstanding
Basic	33,789	33,597	33,761	33,519
Diluted	34,049	33,933	34,133	33,899

Percentage of Adjusted Revenue
Cost of services	34.7%	35.6%	36.1%	36.2%
Member relations and marketing	29.6%	29.8%	30.1%	28.8%
General and administrative	11.1%	10.4%	12.0%	11.8%
Depreciation and amortization	7.2%	7.5%	7.7%	7.4%
Operating profit	16.5%	2.8%	7.0%	9.4%
Adjusted EBITDA (4)	28.8%	24.7%	24.0%	24.5%

(1)	Net of a $1.7 million and $4.9 million reduction to reflect the impact of the deferred revenue fair value adjustment in the three and nine months ended September 30, 2014, respectively, and $1.4 million and $8.8 million in the three and nine months ended September 30, 2013, respectively.
(2)	Acquisition related costs in the three and nine months ended September 30, 2014 primarily relate to transaction and integration costs associated with the acquisitions of KnowledgeAdvisors and Talent Neuron. Acquisition related costs in the three and nine months ended September 30, 2013 primarily relate to integration costs associated with the SHL acquisition.
(3)	Interest income and other in the three months ended September 30, 2014 includes $6.0 million of net foreign currency gains and $0.3 million of other income partially offset by $0.4 million decrease in the fair value of deferred compensation plan assets. Interest income and other in the three months ended September 30, 2013 includes $2.6 million of net foreign currency losses and $0.4 million of other loss partially offset by $0.8 million increase in the fair value of deferred compensation plan assets and $0.1 million of interest income. Interest income and other in the nine months ended September 30, 2014 includes a $0.4 million increase in the fair value of deferred compensation plan assets, $2.8 million of net foreign currency gains, $0.2 million of interest income and $0.4 million of other income. Interest income and other in the nine months ended September 30, 2013 includes $2.6 million of net foreign currency losses offset by $1.4 million increase in the fair value of deferred compensation plan assets, $0.3 million of other income, and $0.1 million of interest income. Net non-operating foreign currency gains and losses included in other income primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency is the USD.
(4)	See “Non-GAAP Financial Measures” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY

Segment Operating Results

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Adjusted Revenue (1)
CEB segment	$180,128	$158,709	$518,064	$463,666
SHL Talent Measurement segment	50,583	44,393	155,745	141,777

	$230,711	$203,102	$673,809	$605,443

Adjusted EBITDA (1)(2)(3)
CEB segment	$56,343	$45,014	$136,328	$124,879
SHL Talent Measurement segment	10,165	5,125	25,251	23,483

	$66,508	$50,139	$161,579	$148,362

Adjusted EBITDA Margin (1)(2)(3)
CEB segment	31.3%	28.4%	26.3%	26.9%
SHL Talent Measurement segment	20.1%	11.5%	16.2%	16.6%
Consolidated	28.8%	24.7%	24.0%	24.5%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	Non-operating foreign currency gains and (losses) included in Other income were $6.0 million and $2.8 million in the three and nine months ended September 30, 2014 and ($2.6) million in each of the three and nine months ended September 30, 2013, respectively.
(3)	On a constant currency basis that used the same foreign exchanges rates to translate financial data into US dollars as used for the prior year period, operating profit would have been approximately $1 million and $4 million higher in the three and nine months ended September 30, 2014, respectively.

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Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$87,045	$119,554
Accounts receivable, net (1)	194,256	271,264
Deferred income taxes, net	14,411	17,524
Deferred incentive compensation	22,280	24,472
Prepaid expenses and other current assets	29,988	29,355

Total current assets	347,980	462,169

Deferred income taxes, net	1,500	1,230
Property and equipment, net	116,730	106,854
Goodwill	457,159	442,775
Intangible assets, net	279,607	309,692
Other non-current assets	70,511	60,955

Total assets	$1,273,487	$1,383,675

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$62,411	$85,294
Accrued incentive compensation	47,891	61,498
Deferred revenue (2)	384,540	416,367
Deferred income taxes, net	457	969
Debt – current portion	12,769	10,274

Total current liabilities	508,068	574,402

Deferred income taxes	45,120	48,553
Other liabilities	118,393	115,424
Debt – long term	495,353	505,554

Total liabilities	1,166,934	1,243,933

Total stockholders’ equity	106,553	139,742

Total liabilities and stockholders’ equity	$1,273,487	$1,383,675

(1)	Includes accounts receivable, net of $57.3 million and $59.3 million at September 30, 2014 and December 31, 2013, respectively, related to the SHL Talent Measurement segment.
(2)	Includes deferred revenue of $65.3 million and $59.1 million at September 30, 2014 and December 31, 2013, respectively, related to the SHL Talent Measurement segment.

THE CORPORATE EXECUTIVE BOARD COMPANY

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,617	$19,393
Adjustments to reconcile net income to net cash flows provided by operating activities:
Impairment loss	39,700	22,600
Debt extinguishment costs	—	6,691
Exit costs	—	1,007
Gain on cost method investment	(6,585)	—
Depreciation and amortization	51,586	44,776
Amortization of credit facility issuance costs	1,954	2,308
Deferred income taxes	(6,674)	(8,530)
Share-based compensation	11,601	9,123
Excess tax benefits from share-based compensation arrangements	(3,058)	(4,036)
Net foreign currency remeasurement (gain) loss	(1,608)	1,064
Changes in operating assets and liabilities:
Accounts receivable, net	78,439	56,554
Deferred incentive compensation	2,004	(1,059)
Prepaid expenses and other current assets	113	(21,665)
Other non-current assets	(1,924)	(1,107)
Accounts payable and accrued liabilities	(21,883)	(11,863)
Accrued incentive compensation	(13,418)	(10,180)
Deferred revenue	(36,881)	(16,693)
Other liabilities	1,913	6,621

Net cash flows provided by operating activities	117,896	95,004

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(31,310)	(23,038)
Cost method and other investments	(3,735)	(11,213)
Acquisition of businesses, net of cash acquired	(58,902)	—

Net cash flows used in investing activities	(93,947)	(34,251)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	—	5,000
Payments of credit facility	(8,064)	(29,314)
Proceeds from the exercise of common stock options	—	1,098
Proceeds from the issuance of common stock under the employee stock purchase plan	885	653
Excess tax benefits from share-based compensation arrangements	3,058	4,036
Purchase of treasury shares	(16,039)	(2,751)
Credit facility issuance costs	—	(4,156)
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(6,817)	(6,556)
Payment of dividends	(26,524)	(22,624)

Net cash flows used in financing activities	(53,501)	(54,614)

Effect of exchange rates on cash	(2,957)	(991)

Net (decrease) increase in cash and cash equivalents	(32,509)	5,148
Cash and cash equivalents, beginning of year	119,554	72,699

Cash and cash equivalents, end of period	$87,045	$77,847

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Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$179,100	$49,908	$229,008	$158,709	$43,026	$201,735
Impact of the deferred revenue fair value adjustment	1,028	675	1,703	—	1,367	1,367

Adjusted revenue	$180,128	$50,583	$230,711	$158,709	$44,393	$203,102

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$515,189	$153,683	$668,872	$463,666	$132,951	$596,617
Impact of the deferred revenue fair value adjustment	2,875	2,062	4,937	—	8,826	8,826

Adjusted revenue	$518,064	$155,745	$673,809	$463,666	$141,777	$605,443

Adjusted EBITDA

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Net income (loss)			$21,382			$(5,383)
Provision for income taxes			18,040			(2,612)
Interest expense, net			4,477			4,901
Debt extinguishment costs			—			6,691
Other (income) expense, net			(5,850)			2,148

Operating profit (loss)	$39,750	$(1,701)	38,049	$10,357	$(4,612)	5,745
Other income (expense), net	3,659	2,191	5,850	(521)	(1,627)	(2,148)
Depreciation and amortization	7,917	8,738	16,655	6,964	8,323	15,287
Impact of the deferred revenue fair value adjustment	1,028	675	1,703	—	1,367	1,367
Acquisition related costs	407	—	407	2,808	1,214	4,022
Impairment loss	—	—	—	22,600	—	22,600
Share-based compensation	3,582	262	3,844	2,806	460	3,266

Adjusted EBITDA	$56,343	$10,165	$66,508	$45,014	$5,125	$50,139

Adjusted EBITDA margin	31.3%	20.1%	28.8%	28.4%	11.5%	24.7%

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Net income			$22,617			$19,393
Provision for income taxes			21,239			12,485
Interest expense, net			13,632			17,424
Gain on cost method investment			(6,585)			—
Debt extinguishment costs			—			6,691
Other (income) expense, net			(3,606)			969

Operating profit (loss)	$52,966	$(5,669)	47,297	$67,683	$(10,721)	56,962
Other income (expense), net	2,570	1,036	3,606	351	(1,320)	(969)
Depreciation and amortization	25,052	26,534	51,586	21,256	23,520	44,776
Impact of the deferred revenue fair value adjustment	2,875	2,062	4,937	—	8,826	8,826
Acquisition related costs	2,852	—	2,852	4,827	2,217	7,044
Impairment loss	39,700	—	39,700	22,600	—	22,600
Share-based compensation	10,313	1,288	11,601	8,162	961	9,123

Adjusted EBITDA	$136,328	$25,251	$161,579	$124,879	$23,483	$148,362

Adjusted EBITDA margin	26.3%	16.2%	24.0%	26.9%	16.6%	24.5%

Adjusted Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$21,382	$(5,383)	$22,617	$19,393
Impact of the deferred revenue fair value adjustment (1)	1,143	1,088	3,270	6,398
Acquisition related costs (1)	244	2,624	1,789	4,582
Impairment loss (2)	3,814	18,401	27,953	18,401
Gain on cost method investment (1)	—	—	(3,944)	—
Debt extinguishment costs (1)	—	4,001	—	4,001
Share-based compensation (1)	2,420	2,015	7,241	5,620
Amortization of acquisition related intangibles (1)	6,830	6,393	20,759	18,192

Adjusted net income	$35,833	$29,139	$79,685	$76,587

Non-GAAP Earnings per Diluted Share

	Three Months Ended September 30,		Nine months Ended September 30,
	2014	2013	2014	2013
Diluted earnings (loss) per share	$0.63	$(0.16)	$0.66	$0.57
Impact of the deferred revenue fair value adjustment (1)	0.03	0.03	0.10	0.19
Acquisition related costs (1)	0.01	0.08	0.05	0.13
Impairment loss (2)	0.11	0.54	0.82	0.54
Gain on cost method investment (1)	—	—	(0.12)	—
Debt extinguishment costs (1)	—	0.12	—	0.12
Share-based compensation (1)	0.07	0.06	0.21	0.17
Amortization of acquisition related intangibles (1)	0.20	0.19	0.61	0.54

Non-GAAP diluted earnings per share	$1.05	$0.86	$2.33	$2.26

(1)	Adjustments are net of the estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period. The following income tax rates were used: 33% in 2014 and 29% in 2013 for the deferred revenue fair value adjustment; 37% in 2014 and 2013 for acquisition related costs; 40% in 2014 for the gain on cost method investment; 38% in 2014 and 39% in 2013 for share-based compensation; 40% in 2013 for debt extinguishment costs; and 30% in 2014 and 32% in 2013 for amortization of acquisition related intangibles.
(2)	The $39.7 million impairment loss associated with PDRI’s non-deductible intangible assets and goodwill recognized in the second quarter of 2014 was not treated as a discrete event in the provision for income taxes; rather, it was considered to be a component of the estimated annual effective tax rate. Approximately $3.8 million and $4.2 million of the income tax effect associated with the non-deductible goodwill impairment loss was reflected in the income tax provision in the three and nine months ended September 30, 2014 and the remaining tax effect of approximately $3.4 million will be added back in the fourth quarter of 2014 to bring the full year adjustment to $31.4 million.

With respect to our 2014 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2014 are not provided because we cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty.